UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2022

Williams Industrial Services Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16501	73-1541378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Ashford Center North, Suite 425

Atlanta, Georgia 30338

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: 770-879-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	WLMS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                 ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Effective as of August 23, 2022, Williams Industrial Services Group Inc. (the “Company”) entered into a confidential settlement agreement and general release (the “Settlement Agreement”), dated August 22, 2022, that resolves a pending arbitration proceeding initiated by the Company against a third-party respondent in May 2020. The claims made by the Company against the respondent relate to the restatement of the Company’s financial statements in 2017 for the 2012 to 2014 period. Without any admission of liability or wrongdoing by the respondent, the Company will receive net proceeds (after payment of attorney’s fees and third-party funding costs) of approximately $8.1 million. The respondent is required to make payment to the Company within thirty (30) days of the effective date of the Settlement Agreement, following which a dismissal of the arbitration proceeding will be filed. The Company will use the net proceeds received under the Settlement Agreement to repay part of the term loan under the Company’s credit facilities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2022	Williams Industrial Services Group Inc.

	By:	/s/ Charles E. Wheelock
Charles E. Wheelock
Senior Vice President, Chief Administrative Officer, General Counsel & Secretary